EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

CONTACTS:

Karla K. Rosa                                            Joanne Taylor
Chief Financial Officer                                  Media Relations Manager
Extended Systems                                         Extended Systems
(208) 322-7575, 6045                                     (208) 322-7575, 6090


                             EXTENDED SYSTEMS ADOPTS
                             STOCKHOLDER RIGHTS PLAN


BOISE, Idaho (June 6, 2003)--Extended Systems Inc. (Nasdaq:XTND), a leading provider of mobile information management solutions for the enterprise, today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Extended Systems will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on June 19, 2003.

The stockholder rights plan is designed to protect stockholders in the event of an unsolicited takeover attempt and to guard against coercive tactics that might be used to gain control of the company without offering an adequate and fair price and terms to all of Extended Systems' stockholders. The rights plan is not intended to prevent a takeover of Extended Systems at a full and fair price. However, the plan contains provisions that may cause substantial dilution to a person or group that, without the prior approval of Extended Systems' board of directors, acquires 15 percent or more of the company's common stock. The stockholder rights plan, therefore, creates an incentive for such person or group to negotiate directly with the company's board of directors.

Each right will initially trade with the common stock of Extended Systems and will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $21.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15 percent or more of Extended Systems' common stock while the rights plan remains in place, then, unless redeemed by Extended Systems for $0.001 per right, the rights will become exercisable by all rights holders, except the acquiring person or group, for shares of Extended Systems common stock or shares of the third party acquiror having a value of twice the rights' then-current
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exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

ABOUT EXTENDED SYSTEMS

Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's mobile software suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP), and customer relationship management (CRM). In addition, the company offers Bluetooth and IrDA wireless connectivity software and client/server database management systems. Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships with Ericsson, Handspring, HP, IBM, Microsoft, Motorola, Nokia, Palm, Sharp, Siemens and Toshiba.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, visit the company Web site at www.extendedsystems.com.













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